ASSET PURCHASE AGREEMENT

This Agreement is effective May 4, 2000, by and between, Clicksmart.com. Inc., a Nevada Corporation ("Buyer") which is a wholly owned subsidiary of Ubrandit.com, a Nevada Corporation and Clicksmart.com. Inc., a Delaware Corporation ("Seller").

WHEREAS, the Buyer is in the business of providing branding eCommerce and financial products and programs to the mass market.

WHEREAS, the Seller is in the business of providing direct response marketing of special interest informational products, particularly videos and books and other related products and programs,

WHEREAS, the parties desire to set forth herein the terms pursuant to which the Seller will transfer, sell, assign and convey and the Buyer will acquire, certain of the assets related to the Business.

NOW, THEREFORE, In consideration of the foregoing premises and of the mutual covenants contained hereinafter, and for other good and valuable consideration, the receipt and sufficiency that are hereby acknowledged, intending to be legally bound hereby, the parties agree as follows:

                                      TERMS

1. TRANSFER AND SALE OF PURCHASED ASSETS, PURCHASE PRICE.

         (a) TRANSFER AND SALE OF PURCHASED ASSETS. Subject to all terms and conditions hereof, Seller agrees hereby to transfer, sell, assign, convey and deliver to Buyer (as hereinafter defined), all of the Seller's right, title and interest in and to the following described assets, including, without limitation, all goodwill associated therewith (collectively, the "Purchased Assets"). The parties expressly agree that none of the Sellers" liabilities are being assumed by Buyer except as otherwise expressly set forth herein.

                  (i) The assets and operations changeover date will be assumed as of April 30, 2000 including but not limited to the assets used in the operation, bank checking account, inventory, merchant account reserve deposit, other prepaid expense, as described in Exhibit "A," attached hereto;

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                  (ii)     All right, title and interest of Seller in and to
                           customer lists and mailing lists owned by Seller and relating to the Business;

                  (iii) All files, business records and information, addresses, and related account information with respect to the customers of the Business;

                  (iv) All trade names, fictitious names, trademarks, service marks, slogans and logos used by and belonging to Seller, including but not limited to the trade nameand Internet domain name of "Videos Now," "Books Now," and "Clicksmart.com" and others listed on Exhibit "A".

                  (v) The "800" telephone numbers operated by Seller in connection with the Business.

         (b) CERTAIN ASSETS AND LIABILITIES OF SELLER NOT SUBJECT TO THIS AGREEMENT. The parties acknowledge that the accounts receivable as of April 30, 2000 will not be conveyed to Buyer under the terms of this Agreement. Buyer shall not be responsible for any obligations of Seller, which were incurred prior to Closing.

         (c) CONSIDERATION. The Buyer agrees that within 90 days from the affixed date to transfer and convey to Seller in consideration of the transfer, sale, conveyance, assignment and delivery of the Purchased
         Assets:

                  (i) Three hundred thousand shares (300,000) of the Common Stock, par value $.0001 of Buyer (the"Shares") with legend. Upon delivery by Buyer to Seller hereunder, the Shares will be fully paid and non-assessable. If Ubrandit.com proposes to register under the Securities Act of 1933, as amended, any of its securities for sale (other than pursuant to a registration in connection with an employee benefit plan), Ubrandit.com will give prompt written notice to the Buyer of its intention to effect such a registration. Ubrandit.com will include in such registration all of the Shares which the Buyer requests Ubrandit.com to include in such registration by written notice given to Ubrandit.com within 15 days following receipt of Ubrandit.com's notice; provided, however, that Buyer's rights to inclusion in such registration will be subject to the approval of the managing underwriter.

                  (ii) $ 195,792.22 Cash. It is understood that these funds will be first used to pay off all vendor payables, commission due, payroll and other expenses per Schedule A-1. These funds will be wire transferred to the Seller's bank account within 60 days from the affixed date using information contained in Exhibit "B".

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2. CLOSING

         (a) CLOSING DATE. The closing of the transactions contemplated by this Agreement (the "Closing") shall effect on May 4, 2000.

         (b) OBLIGATIONS OF SELLER. The Seller shall execute and deliver to Buyer such bill of sale, assignments, agreements and other instruments, and shall take such other action as shall be necessary to accomplish the transfer, sale, assignment, conveyance and deliver of the Purchased Assets, including but not limited to the following:

                  (i) A bill of sale in the form attached hereto as Exhibit "C" (The "Bill of Sale") conveying all of Seller's right, title and interest in and to certain of the Purchased Assets.

                  (ii) One or more assignments in the form attached hereto as Exhibit "D" (the "Assignment of Intellectual Property Rights") conveying all of Seller's right, title and interest in and to any and all registered trade names and trade marks, patents and patents pending, copyrights and registrations and applications therefore.

         (C) OBLIGATIONS OF BUYER . The Buyer shall execute and deliver to Seller such certificates, assumption agreements and other instruments and shall take such other actions as shall be necessary to complete the transactions described in this Agreement, including but not limited to the following:

                  (i) An Executive Management Agreement with Peter Heumiller attached hereto as Exhibit "E" (the "Employment Contract").

                  (i) A one-year consulting agreement with Ethan Schneider attached hereto as Exhibit "F" (the "Consulting Agreement").

3. REPRESENTATIONS AND WARRANTIES OF SELLER.

         Seller represents and warrants to Buyer as of the date hereof and as of the Closing Date, as material inducement to Buyer to enter into and perform its obligations under this Agreement as follows:

         (a) ORGANIZATION. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Seller has all requisite power and authority to conduct its business in the manner and in the jurisdictions where they are now conducted.

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         (b) AUTHORITY. Seller has the right, power, legal capacity and authority to enter into, deliver and perform this agreement and any other agreements and instruments contemplated hereby, and this Agreement and all such other agreements are, or upon the execution thereof will be, valid and binding upon and enforceable against Seller in accordance with their respective terms.

         (c) OTHER AGREEMENTS. The execution and delivery of this Agreement and the consummation of the transactions herein contemplated will not conflict with, or with notice of the passage of time, or both, result in a breach of any of the terms or provisions of, or constitute a default under, any agreement or other instrument to which the Purchased Assets may be subject.

         (d) FINANCIAL STATEMENTS. The results of operations and other financial disclosures, which Seller has provided to Buyer with respect to the operation of the Business are true and accurate representations of the subject matter thereof.

         (e) TITLE TO AND CONDITION OF PURCHASED ASSETS. Seller has and at Closing shall convey to Buyer good and marketable title to all of the Purchased Assets, free and clear of any pledges, collateral assignments, security interest, liens, charges or encumbrances whatsoever.

         (f) LITIGATION. There are not actions, suits, proceedings or investigations pending or, to the knowledge of Seller, threatened in any court or before any governmental agency or instrumentality against or materially affecting Seller or the Purchased Assets, or which would prevent the carrying out of this Agreement or any of the transactions contemplated hereby or declare the same unlawful or cause the rescission thereof, Seller has not be charged with, or to the knowledge of Seller, is threatened with or under any investigation with respect to, any charge concerning any violation of any provision of any federal, state or local law, regulation, ordinance, order or administrative ruling, and Seller is not in default with respect to any order, writ or decree of any court, agency or instrumentality with respect to the Business.

         (g) TAXES. Seller has timely filed all Federal, state and local income, payroll, withholding, excise, sales, use, personal property, stock or franchise, use and occupancy, real estate, business and other tax returns which are required to be filed by it with respect to the Business, and has paid all such taxes, interest and penalties which are shown to have become due pursuant to such returns, as well as all other interest, penalties, assessments and impositions.

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

         (h) DISCLOSURE. No representation or warranty of Seller, and no certificate furnished or to be furnished by Seller to Buyer hereunder, contains or will contain any untrue statement of material fact or omits to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

         (i) EMPLOYEE BENEFIT PLANS. Buyer will have no obligation with respect to any employee obligations which includes but is not limited any benefit plans of Seller or governmental, both Federal and state liabilities.

         (j) MATERIAL CONTRACTS. Attached hereto as Exhibit "G" is a complete list of all material contracts to which Seller is a party in connection with its operation of the Business.

4. REPRESENTATIONS AND WARRANTIES OF BUYER.

         Buyer represents and warrants to Seller as of the date hereof and as of the Closing Date, as a material inducement to Buyer to enter into and perform its obligations under this Agreement, as follows:

         (a) ORGANIZATION. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada. Buyer has all requisite power and authority to conduct its business in the manner and in the jurisdictions where they are now conducted.

         (b) AUTHORITY. Buyer has the right, power, legal capacity and authority to enter into, deliver and perform this Agreement and any other agreements and instruments contemplated hereby, and this Agreement and all such other agreements are, or upon the execution thereof will be, valid and binding upon and enforceable against Buyer in accordance with their receptive terms.

         (c) OTHER AGREEMENTS. The execution and delivery of this Agreement and the consummation of the transactions herein contemplated will not conflict with, or with notice or the passage of time, or both, result in a breach of any of the terms or provisions of, or constitute a default under, any agreement or other instrument to which Buyer is a party or by which Buyer or Buyer's property is bound.

         (d) DISCLOSURE. No representation or warranty of Buyer, and no certificate furnished or to be furnished by Buyer to Seller hereunder, contains or will contain any untrue statement of material fact or omits to state a material fact necessary in order to make the statements made, in light of the circumstances in which they were made, not misleading.

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

         (e) LITIGATION. There are not actions, suits, proceedings or investigations pending or, to the knowledge of Buyer, threatened in any court or before any governmental agency or instrumentality against or materially affecting Buyer, or which would prevent the carrying out of this Agreement or any of the transactions contemplated hereby or declare the same unlawful or cause the rescission thereof. Buyer has not been charged with, or to the knowledge of Buyer, is threatened with or under an investigation with respect tom, any charge concerning any violation of any provision of any federal, state or local law, legislation, ordinance, order or administrative ruling, and Seller is not in default with respect to any order, writ or decree of any court, agency or instrumentality.

         (f) ISSUANCE OF SHARES. Upon the issuance of the Share to Seller, such Shares shall have been duly authorized, validly issued and fully paid and nonassessable. Except that said shares will be legend to reflect a holding period of one year pursuant to Section 144.

5. COVENANT

         Buyer and Seller shall give such notice of the proposed sale and purchase of the Purchased Assets to the applicable taxing authorities as required by law.

6. CONDUCT PENDING CLOSING.

         (a) INSURANCE. Seller shall keep in force and effect all existing insurance affecting the Purchased Assets, including but not limited to product liability, until the date of Closing.

         (b) CONDUCT OF BUSINESS. Until the date of Closing, Seller shall not enter into any agreement affecting the Purchased Assets or otherwise dispose of any of the Purchased Assets, other than in the ordinary course of business, without the prior written consent of Buyer.

7. REGARDING THE REPRESENTATIONS AND WARRANTIES.

         Seller, on the one hand, and Buyer, on the other hand, shall have the right to rely fully upon the representations and warranties of each other contained in this agreement, and on the accuracy of any document, certificate, Schedule or Exhibit given or delivered by each such party pursuant to the terms of this Agreement, notwithstanding any right of any such party hereto to investigate the business or affairs or any such party hereto and notwithstanding any knowledge of facts determined or determinable by such party. Each of the representations and warranties of the Buyer and Seller contained in this Agreement shall be true in all material respects on the Closing Date, as though such representations and warranties were made on and as of the Closing Date, and shall survive for a period of 12 months following Closing.

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

8.       CONDUCT FOLLOWING CLOSING.

         Seller will cooperate in effecting a smooth transition of the business to Buyer. Specifically, for the ninety day period following the effective date of this agreement. Seller will provide Buyer with reasonable access to Seller's offices during regular business hours for the purpose of obtaining information with respect to certain of seller's procedures, including methods of taking order from customers and placing orders to suppliers, and customer service practices.

9. MISCELLANEOUS.

         (a) FURTHER ASSURANCES. Each of the parties agrees that it will at any time and from time to time after Closing, upon the request of the other, do all such further things as the other may reasonably request in connection with the performance of their respective covenants and obligations hereunder.

         (b) BROKERS.

                  (i) Buyer represents and warrants that there are and will be no claims for brokerage commissions, finders fees or investment banking fee in connection with the transactions contemplated by this agreement resulting from any action taken by Buyer, its officers, director or agents.

                  (ii) Seller represents and warrants that there are and will be no claims for brokerage commissions, finders' fees or investment banking fees in connection with the transactions contemplated by this Agreement resulting from any action taken by Sellers, its officers, directors or agents.

         (c) NON-COMPETE PROVISION. Seller and Seller's officers, and directors agree that they will not compete in the same or similar business, directly or indirectly, for a period of three years from the effective date of this agreement.

         (d) ENTIRE AGREEMENT. This Agreement, including the Exhibits and Schedules hereto, each of which is incorporated herein by this reference, (i) contains the entire understanding of the parties hereto with respect to the subject matter contained herein, superseding all prior or contemporaneous agreements and understandings; and (ii) may not be amended or modified or any term or provision hereof waived or discharged except in writing by the party against whom such amendment, modification, waiver or discharge is sought to be enforced.

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

         (e) BINDING TERMS. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, personal representative, successors in interest and assigns. Nothing in this Agreement expressed or implied, is intended to confer on any person other than the parties hereto and/or their respective successors, and assigns, any rights, remedies, obligations or liabilities.

         (f) COUNTERPARTS. This Agreement may be executed in any number of counterparts; each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

         (g) APPLICABLE LAW. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of California.

         (h) NOTICES. Any notices or other communication required or permitted under this Agreement shall be in writing and shall be deemed sufficiently delivered (i) when delivered in person or by facsimile,
         (ii) as of the day after it is deposited with a nationally recognized overnight courier for overnight deliver, and (iii) as of the third
         (3rd) day after it is deposited with the United Sates Postal Service, certified or registered mail, postage pre-paid, with return receipt requested, and addressed to the applicable party as its address set forth below or at such other address as such party shall provide by notice given pursuant hereto:

                           If to Buyer:
                           Ubrandit.com
                           % Clicksmart.com Inc. (a Nevada Corporation)
                           12626 High Bluff Dr.
                           San Diego, California  92130
                           Tel. 858 350 9566

                           If to Seller:
                           ClickSmart. Com, Inc. (a Delaware Corporation) 400 Morris Avenue
                           Long Branch, New Jersey  07740
                           Tel. 732 728 1040

Addresses may be changed by notice in writing singed by the party changing its address and such notice shall be effective only upon receipt by the other party.

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

IN WITNESS WHEREOF, this Agreement has been duly executed by each of the parties hereto on the date first above written.

CLICKSMART.COM, INC. (A DELAWARE CORPORATION) (SELLER)

By: _________________________

Name:

Title:

CLICKSMART.COM, INC. (A NEVADA CORPORATION)   (BUYER)

By: __________________________

Name:

Title:

                                    EXHIBIT A

                                     ASSETS


         EQUIPMENT:
         ----------

1) A 11 station (monitors, keyboards and PC mini towers) telemarketing/order entry computer system with 2 dedicated, redundant Novell servers with 4 HP laser printers, wide carriage dot matrix printer and dot matrix report printer, HP color printer/copier, 4 universal power supplies, redundant tape drives).
2) A dedicated fulfillment station computer system (mini tower, keyboard, monitor, weight scale and large warehouse continuous invoice printer, laser printer).
3) An 8 user license for the M.O.M. WINDOWS order processing and fulfillment software with List Management Module, and Import/Export Module.
4)       A 64 line expandable Prostar phone system with 18 hand sets.

5) A 100 line expandable Toshiba phone system with 18 hand sets and VBS voice mail computer
6)       4 fax machines.
7)       2 copy machines.
8) 2 MacIntosh graphics computer systems. #1 G3 production system (with 17" monitor, scanner, PowerMac computer, keyboard, Zip drives, universal power supply, color printer, assorted graphics software packages), #2 backup PowerMac tower.
9)        2 mail meters.
10)       Color Scanner and various software packages
11)      Accounting computer and software
12)      6 Air conditioners
13)      Real Networks Video Server
14)      Net Perceptions software
15)      Alarm System
16)      Windows NT BooksNow webserver
17) Compaq Windows NT Internet webserver with SiteLink software to build Websites directly from M.O.M. using ASP technology.

         FURNITURE:
         ----------

         18 desks and chairs, 2 credenzas, 16 vertical filing cabinets, 1 conference table with 4 chairs, 4 extra large shipping tables, hand pallet jack, 63 -7' tall 7 shelf warehouse metal shelving units, 12,000 plus separate cardboard product bins

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         MISC.
         -----

1)       Recent list of customers (past 6 months) :  29,000
2) Proprietary product database: Current number of titles represented online at totalmarketing.com with content descriptions: 9,440. Video cover scans currently online at totalmarketing.com: 4,000 plus.
3) Catalog database maintenance software template. Allows for instantaneous updating of our catalog databases.
4) Automatic affiliate website building, linking, and banner placement software template. Allows for building and linking of an affiliate storefront within 1 minute.
5)       Fund Raiser Pages linked to totalmarketing.com:  530
6)       Affiliate Online Business Center at
         http://www.totalmarketing.com/new.htm . Consists of online manual and downloadable marketing materials, online newsletters, banner graphics and more.
7)       Total affiliate and prospect list: over 100,000 names.
8) Promotional Affiliate Banners Artwork: hundreds of targeted banners and buttons.
9) Existing Archive of Welcome/doorway Pages by subject category, issue, and celebrities: 500 plus
10) Company-owned registered domain names for use in future targeted marketing efforts:

         DOMAIN NAME                          EXP
         -----------                          ---

         WebsiteMall.com                    8/12/00
         BudgetMart.com                     1/20/01
         PlusMart.com                       1/20/01
         SavingsMart.com                    1/20/01
         TheSmartMart.com                   9/26/00
         ClickSmart.com                     2/25/01
         ClickSmarts.com                    2/25/01
         BooksNow.com                       12/22/00
         VideosNow.com                      2/3/01
         AllWorldSports.com                 5/5/01
         MovieBuys.com                      1/1/01
         HowtoDance.com                     5/5/01
         ChildsPlace.com                    5/8/01
         LibraryMedia.com                   1/1/01
         SchoolMedia.com                    1/1/01
         Fitnesstore.com                    2/3/01
         How2Media.com                      9/20/00
         YouCanGolf.com                     5/5/01
         TheMediaZone.com                   1/20/01
         MediaandMore.com                   1/20/01
         TheMediaSite.com                   1/20/01
         SIsite.com                         3/18/01
         VideoDirectCorp.com                2/7/01
         TotalMarketing.com                 10/14/00

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                                    EXHIBIT B


                           WIRE TRANSFER INSTRUCTIONS



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                                    EXHIBIT C

                                  BILL OF SALE

         THIS BILL OF SALE is executed and delivered as of the 4th day of May, 2000, by and between Clicksmart.com, Inc., a Delaware corporation, ("Seller"), and Clicksmart.com, Inc, a Nevada corporation ("Purchaser").

                                W I T N E S E T H

         WHEREAS, contemporaneously with the execution and delivery of this Bill of Sale, Seller has sold and conveyed to Purchaser the assets (the "Assets") described on Exhibit "A" attached hereto and incorporated herein by reference.

         NOW, THEREFORE, for and in consideration of the sum of Ten and No/100 Dollars ($10.00) in hand paid at or before the execution, sealing and delivery hereof, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by Seller, Seller hereby agrees as follows:

1. SALE AND CONVEYANCE. Seller hereby sells, transfers and conveys unto Purchaser, its successors and assigns, without warranties, express or implied, all right, title and interest of Seller in and to the Assets, including any third party warranties relating thereto. Seller warrants that the Assets are being conveyed free and clear of all liens, charges and encumbrances and has not been conveyed to any other party.

2. GOVERNING LAW. This Bill of Sale shall be construed and enforced in accordance with and governed by the laws of the State of California.

3. BINDING EFFECT. This Bill of Sale shall bind and inure to the benefit of the parties hereto and their respective heirs, executors, personal representatives, successors and assigns.

IN WITNESS WHEREOF, Seller and Purchaser have caused this instrument to be executed and sealed as of the day and year first above written.

                                     SELLER:
                                     Clicksmart.com, a Delaware corporation

                                     By:  ____________________________
                                             Name:
                                             Title:

                                     BUYER:
                                     Clicksmart.com, a Nevada corporation

                                     By:  _____________________________
                                             Name:
                                             Title:

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

                                   EXHIBIT D

                   ASSIGNMENT OF INTELLECTUAL PROPERTY RIGHTS

         FOR VALUE RECEIVED, and intending to be legally bound, Clicksmart.com, Inc., a Delaware corporation ("Assignor") hereby conveys, transfers, assigns, and sets over to Clicksmart.Com, Inc., a Nevada corporation ("Assignee"), all of Assignor's right, title and interest in and to the following (collectively, the "Assigned Interests"):

         All trade names, fictitious names, trademarks, service marks slogans and logos used in connection with the business and belonging to Assignor, including, without limitation, the trade names and Internet domain names "Clicksmart", "Books Now" and "VideosNow".

         The Assignment is made, executed and delivered pursuant to a certain Asset Purchase Agreement, dated as of the date hereof, between Assignor and Assignee (the "Asset Purchase Agreement"). All capitalized terms, if any, used herein without separate definition, will have the same meanings therefor as defined in the Asset Purchase Agreement.

         Assignor hereby represents and warrants that, to the best of their knowledge, (i) all of the assigned Interests are valid, subsisting and enforceable, (ii) no party is engaging in any activity which in any way infringes upon any Assigned Interests, and (iii) Assignor is the sole and exclusive owner of the entire and unencumbered right, title and interest in and to each of the Assigned Interests, free and clear of any liens, charges and encumbrances.

         Assignor hereby agrees to indemnify and hold Assignee harmless from and against all claims, demands, losses, damages, expenses and costs including, but not limited to, reasonable attorney's fees and expenses actually incurred, arising out of or in connection with Assignor's failure, prior to the date hereof, to observe, perform and discharge each and every one of the covenants, obligations and liabilities of the Assignor under the Assigned Interest to be observed, performed or discharged with respect to the period prior to the date of this Assignment. Assignee hereby agrees to indemnify and hold Assignor harmless from and against all claims, demands, losses, damages, expenses and costs including, but not limited to, reasonable attorney's fees and expenses actually incurred, arising out of or in connection with Assignee's failure, from and after the delivery of this Assignment to observe, perform and discharge each and every one of the covenants, obligations and liabilities under the Assigned Interests to be observed, performed or discharged with respect to the period on and after, but not before, the date of this Assignment.

         IN WITNESS WHEREOF, Assignor and Assignee have executed this Assignment this 4th day of May, 2000.



                                              ASSIGNOR:

                                              CLICKSMART.COM, INC.,
                                              a Delaware corporation

                                              By: ____________________

                                              Name:

                                              Title:


                                              ASSIGNEE:

                                              CLICKSMART.COM, INC.,
                                              a Nevada corporation

                                              By:   ________________________

                                              Name:

                                              Title:

                                    EXHIBIT E

                              EMPLOYMENT AGREEMENT

         This Agreement is entered into as of the 4th day of May, 2000 between ClickSmart.com, Inc., a Nevada corporation (hereinafter the "Company" and "Purchaser") and wholly owned subsidiary of Ubrandit.com, and Peter Heumiller (hereinafter "Executive") under the following terms and conditions:

                                    RECITALS:

              WHEREAS, it is in the best interest of the Company to employ the services of the Executive as President of the Company upon the terms and conditions hereinafter set forth; and

              WHEREAS, in connection with the employment of Executive by the Company, the Company and Purchaser desire to restrict Executive's rights to compete with the business of the Company and its subsidiaries and affiliates;

              NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements hereinafter set forth, the parties hereto agree as follows:

1. TERM

         1.1 It is the intention of the Company and the Executive to rapidly grow and expand the profitability of Clicksmart business model. The initial term of this Agreement shall be for a period of three years, commencing on the effective date of this Agreement subject however, to prior termination as provided hereinbelow, in Paragraph 5 and 6. At which time, it is intended that the Executive will continue under the same terms and conditions as other executives operating subsidiaries which are under the direction of the parent holding company and the Board of Directors.


2. COMPENSATION

         2.1 The Company will pay to the Executive during the term hereof a salary at the rate of ninty-five thousand dollars ($95,000) per year, which compensation shall be paid to Executive in equal semi-monthly installments. If after two years, the company becomes unprofitable then the Board of Directors will make the determination of compensation.

         2.2 Executive shall be entitled to periodic cash bonuses, stock options or other forms of compensation, at the discretion of the Company's Board of Directors, dependent upon Executive's performance.

         2.3 All compensation shall be subject to customary withholding tax and other employment taxes as are required with respect to compensation paid by a corporation to an Executive.

3. CONFIDENTIALITY AND COVENANT NOT TO COMPETE

         The Executive covenants and agrees that he will not at any time during and after the end of the Term, directly or indirectly, use for his own account, or disclose to any person, firm or corporations, other than authorized officers, directors and employees of the Company or its subsidiaries, Confidential Information of the Company. During the term of this Agreement and for a period of twelve months after the termination of this agreement, Executive shall not, without the express written consent of the Company, engage in any activity competitive with and/or adverse to the Company's business or practice (whether alone, as a partner, or as an officer, director, Executive or shareholder of any other corporation, or a trustee or fiduciary or any other representative of any other entity).

4. SERVICES

         4.1 Executive agrees to devote his full time (subject to the limitations set forth in this Paragraph 4) to the business of the Company and agrees to serve as President of the Company and any of its Subsidiaries and Affiliates. Executive agrees to perform those duties customarily incident to such office and such other services, acts or things necessary or advisable as directed by the Company, as provided in the Bylaws of the Company and the Company's Policies and Procedures Manual and as set forth in the job description entitled Management Responsibilities, a copy of which is attached hereto and incorporated by reference herein as Exhibit "A." Executive shall report and shall be responsible to the Chairman and the Board of Directors of the Company. Expenditures of time for personal, business, charitable and other activities shall not be deemed a breach of this Agreement, provided that such activities do not interfere with the services required to be rendered to the Company hereunder or compete with the business of the Company. Executive agrees that he will serve the Company faithfully, diligently, competently and to the best of his ability until the termination of his employment hereunder.

         4.2 The parties agree that the services to be rendered by Executive pursuant to this Agreement are contemplated to be performed primarily at the offices of the Company.


5. EFFECTIVE DATE.

         The effective date of this Agreement shall be May 4, 2000.

6. TERMINATION

         6.1 Company may terminate the Executive's employment hereunder for Cause. For purposes of this Agreement, "Cause" shall mean (i) the willful failure or refusal by the Executive to perform his duties hereunder (other than any such failure resulting from the Executive's incapacity due to physical or mental illness), which has not ceased within ten(10) days after a written demand for substantial performance is delivered to the Executive by the Company, which demand identifies the manner in which the Company believes that the Executive has not performed such duties, (ii) the willful engaging by the Executive in misconduct which is materially injurious to the Company, monetarily or otherwise, (iii) the conviction of the Executive of, or the entering of a plea of nolo contendere by the Executive with respect to, a felony. Upon the disability of the Executive due to physical disability or other incapacity including but not limited to substance abuse, which renders the Executive unable, to perform the duties required of him upon ninety (90) calendar days written notice. Upon Executive's breach of any of the terms of this Agreement, Executive shall receive written notice of the breach which notice shall set forth the term(s) of this Agreement which was (were) breached and recommendations from the Board of Directors to cure the breach. In the event the breach is not cured by Executive within thirty days (30) days from the date of notice, then at the Company's option, this Agreement shall be terminated on the day immediately following the period in which Executive was to cure the breach.

         6.2 Upon termination for any of the foregoing causes, the Executive shall be entitled to receive one hundred percent (100%) of only the compensation which Executive would otherwise be entitled to as of the date of the termination less such amounts as are required to be withheld and deducted.

7. EXPENSES

         7.1 Executive shall be entitled to reimbursement of all reasonable expenses actually incurred in the course of his employment. Executive shall submit to the Company a standardized expense report form, provided by the Company, and shall attach thereto receipts for all expenditures. Automobile expenses shall be reimbursed at the maximum mileage rate allowed by the Internal Revenue Service.


8. THE COMPANY'S AUTHORITY

         Executive agrees to observe and comply with the reasonable rules and regulations of the Company as adopted by the Company's Board of Directors either orally or in writing respecting performance of his duties and to carry out and perform orders, directions and policies stated by the Board of Directors, to him from time to time, either orally or in writing.

9. INSURANCE

         Executive shall be allowed to participate in the Company's medical health plans.

10. PAID VACATION

         Executive shall be entitled to a paid vacation each year equal to two weeks per year per company policy and procedures handbook.

11. NON-TRANSFERABILITY

         This Agreement shall not be transferable or assignable by Executive, nor shall Executive's interest herein be transferred or assigned by operation of law, and any assignment or attempted assignment, transfer, mortgage, hypothecation, or pledge of this Agreement or his interest herein by Executive, shall be null and void.

12. PARTICIPATION IN STOCK AND OPTION EXECUTIVE COMPENSATION PLAN

         Executive shall be granted options to purchase 300,000 shares of Common Stock of the Company (the "OPTIONS"), The Options, which will be evidenced by Stock Option Agreements in the forms attached hereto as EXHIBIT "A," at an exercise price equal to the closing price of the Company's Common Stock on the American Stock Exchange as calculated on the 1st reporting day of June. These Options vest ratably over a three-year period on each anniversary of this Agreement, and shall be exercisable for a period of five years from each applicable vesting period during employment. Should a termination occur between the parties, then the Executive will have a three-month period to exercise any stock that has vested.

13. NOTICES

         All notices, requests, demands and other communications provided for by this Agreement shall be in writing and (unless otherwise specifically provided herein) shall be deemed to have been given at the time when mailed in any general or branch United States Post Office, enclosed in a registered or certified postpaid envelope, addressed to the parties stated below or to such changed address as such party may have fixed by notice:

         TO THE COMPANY:            ClickSmart.com, Inc.
                                    C/O  Ubrandit.com
                                    12626 High Bluff Dr. Suite 200
                                    San Diego, CA 92130

         EXECUTIVE:                 Peter Heumiller
                                    3 Longfellow Court
                                    Freehold, NJ 07728

14. ENTIRE AGREEMENT

         This Agreement supercedes any and all Agreements, whether oral or written, between the parties hereto, with respect to the employment of Executive by the Company and contains all of the covenants and Agreements between the parties with respect to the rendering of such services in any manner whatsoever. Each party to this Agreement acknowledges that no representations, inducements, promises or agreements, orally or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not embodied herein, and that no other agreement, statement or promise with respect to such employment not contained in this Agreement shall be valid or binding. Any modification of this Agreement will be effective only if it is in writing and signed by all the parties hereto.

15. PARTIAL INVALIDITY

         If any provision in this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable the remaining provisions shall nevertheless continue in full force and effect without being impaired or invalidated in any way.


16. ATTORNEYS' FEES

         If any action in law or equity, including an action for declaratory relief, is brought to enforce or interpret the provisions of this Agreement, the prevailing party shall be entitled to reasonable attorney's fees and costs, which may be set by the court in the same action or in a separate action brought for that purpose, in addition to any other relief to which that party may be entitled.


17. GOVERNING LAW

         This Agreement will be governed by and construed in accordance with the laws of the State of California.

18. BINDING NATURE

         This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective representatives, heirs, successors and assigns.

19. WAIVER

         No waiver of any of the provision of this Agreement shall be deemed, or shall constitute a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver.

20. CORPORATE APPROVALS

         The Company represents and warrant that the execution of this Agreement by their respective corporate officers named below have been duly authorized by the Board of Director of the Company, is not in conflict with any Bylaw or other agreement and will be a binding obligation of the Company enforceable in accordance with its terms.

21. TIME IS OF THE ESSENCE.

         Time is of the essence with respect to all matters provided in this Agreement.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date above written.


"THE COMPANY"

ClickSmart.com, Inc., a Nevada Corporation



By: ___________________________




"EXECUTIVE"

/S/ Peter Heumiller
-------------------------------
Peter Heumiller

                                    EXHIBIT A

Stock Option Agreements are attached. The stock incentive plan will be issued according to the following schedule:


         1. 40,000 option shares will be issued under the Ubrandit.com employee stock option plan with vesting in one year from June 1, 2000 at market price.

         2. 60,000 share options will be issued with vesting in one year which will not be covered under the Ubrandit.com employee stock option plan from June 1, 2000 at market price.

         3. 100,000 share options will be issued with vesting in two years which will not be covered under the Ubrandit.com stock option plan from June 1, 2000 at market price.

         4. 100,000 option shares will be issued upon the adoption of the new Ubrandit.com employee stock option plan by the shareholders which is being presented at the next shareholders meeting which share will be priced at market at that time with vesting in three years from June 1, 2000.

                                    EXHIBIT F

                              CONSULTING AGREEMENT


         This Agreement is entered into as of the 1st day of May, 2000 between ClickSmart.com, Inc., a Nevada corporation (hereinafter the "Company" and "Purchaser") and wholly owned subsidiary of Ubrandit.com, and Ethan Schneider (hereinafter "Executive") under the following terms and conditions:

                                    RECITALS:

              WHEREAS, it is in the best interest of the Company to employ the consulting services of the Executive upon the terms and conditions hereinafter set forth; and

              WHEREAS, in connection with the consulting services of Executive by the Company, the Company desire to restrict Executive's rights to compete with the business of the Company and its subsidiaries and affiliates;

              NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements hereinafter set forth, the parties hereto agree as follows:


1. TERM

         1.2 The initial term of this Agreement shall be for a period of one (1) year, commencing on the effective date of this Agreement.

2. COMPENSATION

         2.1 The Company will pay to the Executive during the term hereof a consulting fee of Twelve thousand ($12,000) per year, which compensation shall be paid to Executive in equal monthly installments.

3. CONFIDENTIALITY AND COVENANT NOT TO COMPETE

         The Executive covenants and agrees that he will not at any time during and after the end of the Term, directly or indirectly, use for his own account, or disclose to any person, firm or corporations, other than authorized officers, directors and employees of the Company or its subsidiaries, Confidential Information of the Company. During the term of this Agreement and for a period of eighteen months after the termination of this agreement, Executive shall not, without the express written consent of the Company, engage in any activity competitive with and/or adverse to the Company's business or practice (whether alone, as a partner, or as an officer, director, Executive or shareholder of any other corporation, or a trustee or fiduciary or any other representative of any other entity).

4. SERVICES

         4.1 Executive agrees to consult with the Company on a limited basis when requested.

         4.2 The parties agree that the services to be rendered by Executive pursuant to this Agreement are not necessarily contemplated to be performed at the offices of the Company.

5. EFFECTIVE DATE.

         The effective date of this Agreement shall be May 15, 2000.

6. TERMINATION

         Upon Executive's breach of any of the terms of this Agreement, Executive shall receive written notice of the breach which notice shall set forth the term(s) of this Agreement which was (were) breached and recommendations from the Board of Directors to cure the breach

7. NON-TRANSFERABILITY

         This Agreement shall not be transferable or assignable by Executive, nor shall Executive's interest herein be transferred or assigned by operation of law, and any assignment or attempted assignment, transfer, mortgage, hypothecation, or pledge of this Agreement or his interest herein by Executive, shall be null and void.

8. ENTIRE AGREEMENT

         This Agreement supercedes any and all Agreements, whether oral or written, between the parties hereto, with respect to the employment of Executive by the Company and contains all of the covenants and Agreements between the parties with respect to the rendering of such services in any manner whatsoever. Each party to this Agreement acknowledges that no representations, inducements, promises or agreements, orally or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not embodied herein, and that no other agreement, statement or promise with respect to such employment not contained in this Agreement shall be valid or binding. Any modification of this Agreement will be effective only if it is in writing and signed by all the parties hereto.

9. PARTIAL INVALIDITY

         If any provision in this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable the remaining provisions shall nevertheless continue in full force and effect without being impaired or invalidated in any way.

10. ATTORNEYS' FEES

         If any action in law or equity, including an action for declaratory relief, is brought to enforce or interpret the provisions of this Agreement, the prevailing party shall be entitled to reasonable attorney's fees and costs, which may be set by the court in the same action or in a separate action brought for that purpose, in addition to any other relief to which that party may be entitled.

11. GOVERNING LAW

         This Agreement will be governed by and construed in accordance with the laws of the State of California.

12. BINDING NATURE

         This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective representatives, heirs, successors and assigns.

13. WAIVER

         No waiver of any of the provision of this Agreement shall be deemed, or shall constitute a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver.

14. CORPORATE APPROVALS

         The Company represents and warrant that the execution of this Agreement by their respective corporate officers named below have been duly authorized by the Board of Director of the Company, is not in conflict with any Bylaw or other agreement and will be a binding obligation of the Company enforceable in accordance with its terms.

15. TIME IS OF THE ESSENCE.

         Time is of the essence with respect to all matters provided in this Agreement.


         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date above written.


"THE COMPANY"

ClickSmart.com, Inc., a Nevada Corporation



By: ___________________________




"EXECUTIVE"

/S/ Ethan Schneider
-------------------------------
Ethan Schneider

                                    EXHIBIT A





                                       24